Exhibit 10.31
SEVERANCE AGREEMENT
     THIS SEVERANCE AGREEMENT (the “Agreement”) is entered into and shall be effective as of May 2, 2007 (“Effective Date”), by and among FGX International, Inc., a Delaware corporation with a mailing address of 500 George Washington Highway, Smithfield, Rhode Island 02917 (the “Company”), and Mark Williams, an individual with a residence in the State of Rhode Island (“Executive”).
     WHEREAS, Executive serves as Vice President, Corporate Controller of (i) the Company, (ii) FGX International Holdings Limited, a British Virgin Islands corporation and the indirect parent of the Company (“FGX Holdings”), and (iii) certain of the direct and indirect subsidiaries of FGX Holdings; and
     WHEREAS, Executive also serves as Acting Chief Financial Officer of FGX Holdings while a search is being conducted for a new Chief Financial Officer of FGX Holdings (the “New CFO”); and
     WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the Executive’s continued attention and dedication to the Executive’s assigned duties without distraction in the face of a potential changes to the Executive’s employment conditions following the commencement of employment of the New CFO.
     NOW THEREFORE, in consideration of the premises and mutual promises herein below set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Definitions. Except as may otherwise be specified or as the context may otherwise require, the following terms shall have the meanings set forth below whenever used herein:
     “Cause” shall mean (i) the conviction of Executive for a crime involving fraud or moral turpitude; (ii) deliberate dishonesty of Executive with respect to FGX Holdings, the Company or any of their direct or indirect subsidiaries or affiliates; or (iii) the refusal of Executive to follow the reasonable and lawful written instructions of the Chief Executive Officer of the Company or the New CFO with respect to the services to be rendered and the manner of rendering such services by Executive, provided such refusal is material and repetitive and is not justified or excused either by the terms of this Agreement or by actions taken by the Company in violation of this Agreement.
     “Good Reason” shall mean any of the following (without Executive’s express written consent): (i) the assignment to Executive by the Company of any duties materially inconsistent with Executive’s status with the Company as Vice President, Corporate Controller, or a material alteration in the nature of Executive’s responsibilities as Vice President, Corporate Controller, or a material reduction in Executive’s title of Vice President, Corporate Controller, or any removal of Executive from such position, except in connection with the termination of his employment for disability or for Cause or as a result of Executive’s death or by Executive other than for Good Reason; (ii) a reduction by the Company in Executive’s base salary as in effect on the Effective Date (“Base Salary”) or as the same may be increased from time to time during the term of this Agreement; or (iii) except if such action applies to all senior officers of the Company generally, a reduction in the Executive’s potential maximum annual target bonus under the Company’s Executive Incentive Compensation Plan.
     “Without Cause” shall mean, with respect to a termination of the employment of the Executive by the Company, a termination for any reason other than for Cause.

     2. Severance.
     a. During the period of time starting on the Effective Date and ending on the date which is eighteen (18) months following the date on which the New CFO commences employment with the Company and/or FGX Holdings (the “Coverage Period”), if the Company terminates Executive’s employment Without Cause, or if Executive terminates Executive’s employment for Good Reason, then, subject to Section 4, commencing on the date of termination of employment, the Company shall provide Executive with severance which shall consist of the following: for a period equal to nine (9) months after the date of termination (i) payment on the first business day of each month of an amount equal to one-twelfth of Executive’s then current Base Salary; (ii) payment on the first business day of each month of an amount equal to one-twelfth of Executive’s annual target bonus under the Company’s Executive Incentive Compensation Plan (“Annual Target Bonus”) for the year of termination (assuming for purposes of calculating such amount that the percentage of Base Salary payable as a bonus to Executive on account of the year of termination will be the same percentage of Salary paid as a bonus to Executive on account of the immediately preceding year); and (iii) continuation of all health care benefits; provided, however, that the amount of any severance payments hereunder shall be reduced by the amount of income otherwise earned by Executive from alternative employment during the nine (9) month period following termination, and provided, further that health care benefits shall be discontinued as of the date on which Executive is provided comparable benefits from any other source. This Agreement shall automatically terminate on the date which is six (6) months following the Effective Date if the New CFO has not commenced employment with FGX Holdings by such date or, if the New CFO has commenced employment by such date, this Agreement shall automatically terminate on the last day of the Coverage Period.
     b. As a condition precedent to receiving any payment hereunder, Executive shall execute a general release of any and all claims which Executive or his heirs, executors, agents or assigns might have against the Company, its subsidiaries, affiliates, successors, assigns and its past, present and future employees, officers, directors, agents and attorneys, except for claims arising under this Agreement or any employee benefit plan (other than any employee benefit plan providing a benefit in the nature of a severance benefit) in which Executive participates or for any right to indemnification to which Executive may be entitled as an officer of the Company.
     c. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.
     3. Death or Disability. In the event of Executive’s death or disability, this Agreement will automatically terminate, effective as of the date of such death or disability, without the Company incurring any liability to pay severance to Executive. As used in this Agreement, the term “disability” shall mean inability on the part of Executive for a period of more than six (6) months in the aggregate during any twelve (12) consecutive month period to perform the services required by his position. A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two physicians together shall select a third physician, whose determination as to disability shall be binding on all parties.
     4. Change in Control.
     a. If during the Coverage Period Executive’s employment is terminated by the Company Without Cause or by Executive for Good Reason within six (6) months before and in anticipation of, or twelve (12) months after, a Change in Control (as defined in Paragraph (b) of this Section 4), Executive shall be entitled to receive a supplemental bonus payment (the “Change in Control Payment”) from the

Company equal to nine (9) months of Executive’s then current Salary and Executive’s Annual Target Bonus Amount (assuming for purposes of calculating such amount that the percentage of Salary payable as a bonus to Executive on account of the year of termination will be the same percentage of Salary paid as a bonus to Executive on account of the immediately preceding year) under the Company’s Executive Incentive Compensation Plan for the year of termination. The Change in Control Payment shall be paid to Executive within fifteen (15) days after: (i) the Change in Control if Executive’s employment was terminated within six (6) months before the Change in Control; or (ii) the termination of Executive’s employment by the Company if Executive’s employment terminates within twelve (12) months after the Change in Control. Executive shall also be entitled to continuation of all health care benefits, ending on the earlier of (x) the nine (9) month anniversary of the termination date and (y) the date on which Executive is provided comparable benefits from any other source. If Executive is entitled to a Change in Control Payment and benefits under this Section 4(a), Executive shall not have any rights to receive any severance payments or benefits pursuant to Section 2 hereof. If Executive’s employment by the Company terminates within six (6) months prior to the Change in Control and Executive received severance payments pursuant to Section 2 hereof, any amounts so paid by the Company to Executive shall be deducted from any Change in Control Payment otherwise payable to Executive pursuant to this Section 4(a). The provisions of this Section 4(a) shall terminate and become inapplicable with respect to Executive if FGX Holdings completes an initial public offering of common stock within the Coverage Period.
     b. A “Change in Control” will be deemed to have occurred if (i) a Takeover Transaction occurs, or (ii) any election of directors of FGX Holdings takes place (whether by the directors then in office or by the stockholders at a meeting or by written consent) and a majority of the directors in the office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors immediately preceding such election, or (iii) FGX Holdings effectuates a complete liquidation of FGX Holdings or a sale or disposition of all or substantially all of its assets. A “Change in Control” shall not be deemed to include the recapitalization of FGX Holdings or any transactions related thereto, consummated on or prior to the Effective Date.
     c. A “Takeover Transaction” shall mean (i) a merger or consolidation of FGX Holdings with, or an acquisition of FGX Holdings or all or substantially all of either of its assets by, any other corporation, other than a merger, consolidation or acquisition in which the individuals who were members of the Board of Directors of FGX Holdings immediately prior to such transaction continue to constitute a majority of the Board of Directors of the surviving corporation (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors of the holding company) for a period of not less than twelve (12) months following the closing of such transaction, or (ii) when any person, including any “group” as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes after the date hereof the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of FGX Holdings representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of FGX Holdings, as applicable, excluding (i) any person that is excluded from the definition of “beneficial owner” under Rule 16(a)-1(a)(1) under the Exchange Act and (ii) any person (including any such group) that consists of or is controlled by (within the meaning of the definition of “affiliate” in Rule 144 under the Securities Act of 1933, as amended (an “Affiliate”)) any person that is a shareholder of FGX Holdings on the Effective Date or any Affiliate of such person.
     5. Employment-at-Will. Executive acknowledges that Executive is an employee-at-will and that nothing in this Agreement shall confer on the Executive any right to continue in the employ of the Company.

     6. Governing Law/Jurisdiction. This Agreement shall be governed by and interpreted and governed in accordance with the laws of the State of Rhode Island. The parties agree that this Agreement was made and entered into in Rhode Island and each party hereby consents to the jurisdiction of a competent court in Rhode Island to hear any dispute arising out of this Agreement.
     7. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.
     8. Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by generally recognized overnight courier service, telex or telecopy, or certified mail, return receipt requested.

(a)	to the Company at:
500 George Washington Highway
Smithfield, Rhode Island 02917
Attn: Chief Executive Officer

(b)	to Executive at:
the last home address appearing on the Company’s records
     Any such notice or other communication will be considered to have been given on (i) the date of delivery in person, (ii) the third day after mailing by certified mail, provided that receipt of delivery is confirmed in writing, (iii) the first business day following delivery to a commercial over-night courier or (iv) the date of facsimile transmission (telecopy) provided that the giver of the notice obtains telephone confirmation of receipt.
     Either party may, by notice given to the other party in accordance with this Section, designate another address or person for receipt of notices hereunder.
     9. Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.
     10. Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

     11. Successors and Assigns. This Agreement shall be binding upon the Company and any successors and assigns of the Company and shall inure to the benefit of Executive and his heirs, personal representations and assigns.
     12. Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FGX INTERNATIONAL, INC.
By:	/s/ Alec Taylor
	Name:	Alec Taylor
	Title:	Chief Executive Officer

EXECUTIVE
By:	/s/ Mark Williams
	Name:	Mark Williams